Exhibit 10.7
Operations Committee Compensation
In July 2007, the Board of Directors (the “Board”) of SunCom Wireless Holdings, Inc. (the “Company”) formed the Operations Committee to develop with management a long-range operating plan for the Company and to oversee operations generally. The members of the Operations Committee are Niles Chura, Patrick Daugherty, G. Edward Evans, Gustavo Prilick, Karim Samii, Joseph Thornton and James Volk. The Board has approved compensation for services performed by members of the Operations Committee (excluding Messrs. Chura, Daugherty, Samii and Thornton) at the rate of $450 per hour. In addition, in September 2007, the Board has approved $700,000 to be paid to Messrs. Prilick and Volk in connection with their Operations Committee service upon the successful consummation of the merger between the Company and a wholly-owned subsidiary of T-Mobile USA, Inc. The $700,000 is to be apportioned between Mr. Prilick and Mr. Volk relative to their respective contributions to the work of the Operations Committee.